SECURED PROMISSORY NOTE

Dated: July ____, 2001

$1,750,000.00                                                                                                                                                                                       Long Beach, California

FOR VALUE RECEIVED, and, in particular, in consideration of the surrender by Cedars Sinai Medical Center (“Holder”) and the redemption by LatinoCare Management Corporation (“Maker”) of all shareholdings of Holder in Maker, the undersigned, Maker, promises to pay to Holder, in lawful money of the United States, the principal sum of One Million Seven Hundred Fifty Thousand Dollars ($1,750,0,00.00), which sum shall bear interest at the rate of Six Percent (6%) per annum, as follows:

1.        Five Hundred Thousand Dollars ($500,000) shall be paid on or before the expiration of one hundred twenty (120) days from the date of this Note;

2.        Five Hundred Thousand Dollars ($500,000) shall be paid on or before the expiration of two hundred of forty (240) days from the date of this Note; and

3.         Seven Hundred Fifty Thousand Dollars ($750,000) and all accrued but unpaid interest shall be paid on or before the expiration of three hundred sixty (360) days from the date of this Note.

        This Note shall be secured by and Holder specifically agree that its sole recourse in the event of a breach hereunder by Maker shall be the repossession of that portion, if any, of its shareholdings in Maker, remaining after the same has been reduced pursuant to the following formula: (a) for the first Seven Hundred Fifty Thousand Dollars ($750,000) repaid by Maker, Holder’s recourse shareholdings shall be reduced from twenty-eight percent (28%) of the issued and outstanding shares of Maker to not less than twenty percent (20%) of such issued and outstanding shares, or the portion thereof; and (b) for the next One Million Dollars repaid by Maker, Holder’s recourse shareholdings shall be reduced from twenty percent (20%) of the issued and outstanding shares of Maker to zero percent (0%) of such issued and outstanding shares, or the portion thereof.

        If this Note is not paid when due, Maker shall pay all costs of collection, including without limitation, reasonable attorneys’ fees and costs, and all expenses in connection with the protection or realization of this Note, which fees, costs and expenses are incurred by the Holder hereof on account of such collection, whether or not suit is filed hereon. Such costs and expenses shall include, without limitation, all costs, attorney’s fees and expenses incurred by the Holder hereof in connection with any insolvency, bankruptcy, reorganization, assignment for the benefit of creditors or other similar proceedings involving the undersigned or any maker, endorser, guarantor or surety hereof, which in anyway affect the exercise by the Holder hereof of the Holder’s rights and remedies under this Note. Failure by the Holder to exercise the option of determining this Note to be due and payable or any other option to call the indebtedness for a specific default shall not constitute nor be deemed to be a waiver of the right to exercise the same in the event of any subsequent default.

        This Note may be prepaid in whole or in any part.

        Whenever possible , each provision of this Note will be interpreted in such manner as to be effective, valid and enforceable under applicable law. In case any provision of this Note is held to be prohibited by, or invalid or unenforceable under applicable law, the validity, legality and enforceability of the remailing provisions shall not in any way be affected or impaired thereby.

        WITNESS the following signature as of the day and year first above written.

"Maker"                                                                                                                                                   LATINOCARE MANAGEMENT CORPORATION,

A California Corporation